EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-185264) pertaining to the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan of our report dated February 19, 2020, with respect to the balance sheet of Red River Pipeline Company LLC as of December 31, 2019, the related statements of operations, changes in members’ equity, and cash flows for the period from April 24, 2019 to December 31, 2019, and the related notes, not included herein, which report appears in this Annual Report on Form 10-K of Delek Logistics Partners, LP dated February 27, 2020.

/s/ Weaver and Tidwell, L.L.P.

Houston, Texas
February 27, 2020